Exhibit 10.3

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into by and between Enstar Group Limited (the “Company”) and Mark Smith (“Executive”) as of May 19, 2017.
BACKGROUND

WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement dated as of May 11, 2015 (the “Existing Agreement”);
WHEREAS, the Company has informed Executive that it does not intend to renew the Existing Agreement at the end of its current term on December 31, 2017, but the Company does desire to retain Executive in a consultancy capacity for a period of two years after such date; and
WHEREAS, Executive and the Company wish to provide for the transition of certain of Executive’s responsibilities under the Existing Agreement and to amend certain of the terms thereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
TERMS

1.    Change in Title and Responsibilities. Effective as of December 31, 2017, Executive shall cease to serve as the Chief Financial Officer of the Company, but will remain a consultant to the Company pursuant to the terms of this Agreement. Prior to such date, Executive shall report directly to the Chief Executive Officer and Chief Operating Officer of the Company, he shall discharge his responsibilities as the Chief Financial Officer of the Company, and he shall begin the transition of those responsibilities to the individuals designated by the Company. After December 31, 2017, in his capacity as a consultant to the Company, Executive shall perform such consulting duties as may from time to time be specified by the Chief Executive Officer and the Chief Operating Officer of the Company and shall assist the Company’s new Chief Financial Officer with the efficient discharge of the responsibilities of that position, as requested by the new Chief Financial Officer or another member of the Company’s executive leadership team.
2.    Term.
(a)    Executive’s term of employment under the Existing Agreement shall expire on December 31, 2017. Upon the termination of Executive’s employment, Executive shall relinquish as of such date all titles and positions he has as an officer and/or director of the Company and each of its affiliates, to the extent he held such titles and positions, and, in the event the Company needs Executive’s assistance to effectuate such actions, Executive shall provide it as requested.
(b)    The term of the consulting services to be provided under this Agreement shall commence on January 1, 2018 and continue until December 31, 2019 unless sooner terminated as provided herein. During such time, Executive shall be an independent contractor of the Company and this Agreement shall not be construed to create an employee or agent relationship between Executive and the Company or any of its affiliates.
3.    Basic Compensation. The Company shall pay to Executive: (a) his current monthly salary through December 31, 2017, and (b) a consulting fee at the monthly rate of $62,500 from January 1, 2018 to December 31, 2019. Executive acknowledges that he is solely responsible for all taxes owed on payments made to him by the Company after January 1, 2018.
4.    Performance Bonus. Executive shall remain eligible for a performance bonus under the Company’s Annual Incentive Plan for the calendar year 2017. Such bonus will be based on the achievement of the corporate and individual objectives communicated to Executive by the Compensation Committee of the Board of Directors of the Company, which objectives will include the requirement that Executive successfully transition of his responsibilities as Chief Financial Officer to such individual designated by the Company by December 31, 2017. Executive will not be eligible for a performance bonus for his services as a consultant. Executive will also not receive any additional equity or other incentive awards during the remaining term of the Existing Agreement or during the term he serves as a consultant to the Company.
5.    Employee Benefits. Prior to December 31, 2017, the Company will continue to provide Executive with the same employee benefits he currently receives. Note: This includes the 10% pension contribution for 2017. From January 1, 2018 to December 31, 2019, the only benefit the Company will provide to Executive, his spouse and dependents (as such terms are defined in the Company’s health care program documents) shall be comprehensive medical and dental coverage on the same terms as provided generally to employees of the Company in Bermuda.
6.    Restricted Shares. This Agreement does not amend in any way the terms of the restricted share award made to Executive on March 2, 2016.
7.    Severance. Notwithstanding anything in Article 4 of the Existing Agreement:
(a)    If Executive’s employment with the Company is terminated pursuant to Section 4.1 (Death of Executive) of the Existing Agreement on or prior to December 31, 2017, Executive’s estate and family shall be entitled to receive the compensation, benefits and other consideration set forth in that section of the Existing Agreement and the Company will not owe any compensation, benefits or other consideration under this Agreement. If Executive dies after December 31, 2017 and prior to December 31, 2019, the Company will not owe any compensation, benefits or other consideration under this Agreement or the Existing Agreement other than amounts accrued through the date of Executive’s death.
(b)    If Executive’s employment with the Company is terminated pursuant to Section 4.2 (Disability) of the Existing Agreement on or prior to December 31, 2017, Executive shall be entitled to receive only (i) the compensation set forth in Section 3 of this Agreement for a period of 24 months from the date of termination, reduced by the amount of payments to Executive under disability insurance policies paid for by the Company; (ii) any bonus owed to Executive pursuant to Section 4 of this Agreement, multiplied by a fraction, the numerator of which is the number of calendar days Executive was employed in 2017 and the denominator of which is 365; and (iii) medical benefits as contemplated by Section 4.2 of the Existing Agreement, in each case subject to Executive’s compliance with Section 4.6 of the Existing Agreement. If Executive becomes disabled after December 31, 2017 and prior to December 31, 2019 and is unable to perform the consulting services contemplated by this Agreement, the Company shall make the remaining monthly payments contemplated by Section 3 of this Agreement and provide the benefits contemplated by Section 5 of this Agreement through December 31, 2019, but shall have no obligation to provide any further compensation, benefits or other consideration to Executive under this Agreement or the Existing Agreement.
(c)    If Executive’s employment with the Company is terminated pursuant to Section 4.3 (Termination for Cause) of the Existing Agreement on or prior to December 31, 2017, Executive shall be entitled to receive only the compensation, benefits and other consideration set forth in that section of the Existing Agreement and the Company will not owe any compensation, benefits or other consideration under this Agreement. The Company shall be entitled to terminate Executive’s consulting services under this Agreement due to the material and continuing failure of Executive to perform his duties hereunder, in which event the Company will not owe any compensation, benefits or other consideration under this Agreement or the Existing Agreement other than amounts accrued through the date of Executive’s termination.
(d)    If Executive’s employment with the Company is terminated pursuant to Section 4.4 (Termination without Cause or for Good Reason) of the Existing Agreement on or prior to December 31, 2017, Executive shall be entitled to receive only (i) the compensation set forth in Section 3(a) of this Agreement for a period of 24 months from the date of termination; (ii) any bonus owed to Executive pursuant to Section 4.4 of the Existing Agreement; (iii) medical benefits as contemplated by Section 4.4 of the Existing Agreement; and (iv) the immediate vesting of each outstanding equity incentive award granted to Executive on the date of his termination, in each case subject to Executive’s compliance with Section 4.6 of the Existing Agreement. If the Company terminates Executive’s consulting services under this Agreement other than as contemplated by Sections 7(a), (b) or (c) above after December 31, 2017 and prior to December 31, 2019, the Company shall make the remaining monthly payments contemplated by Section 3(b) of this Agreement and provide the benefits contemplated by

Section 5 of this Agreement through December 31, 2019, but shall have no obligation to provide any further compensation, benefits or other consideration to Executive under this Agreement or the Existing Agreement.
(e)    Executive hereby agrees and acknowledges that the transition of his responsibilities as Chief Financial Officer of the Company as contemplated by this Agreement and otherwise managed by the Company’s executive leadership team shall not constitute a material reduction in his duties or authority and he shall have no right to terminate his employment under the Existing Agreement for “Good Reason” as a result of such transition and related actions taken by the Company.
8.    Change of Control. The Company and Executive agree that Section 4.5 (Change of Control) of the Existing Agreement is hereby deleted from the Existing Agreement and shall have no further force or effect.
9.    Noncompetition. The Company acknowledges that after December 31, 2017 Executive will not be employed full-time by the Company and he may seek permission to provide services to third parties that may be prohibited by the terms of Section 5.1 (Restrictive Covenants) of the Existing Agreement and Exhibit A to the Existing Agreement incorporated therein by reference. Upon written request by Executive for a waiver of those prohibitions, the Company will consider such request in good faith, considering the scope of services proposed to be provided, the recipient of those services and the potential for competitive harm to the Company.
10.    Release. As a condition precedent to receiving any of the payments contemplated by this Agreement for consulting services, Executive shall execute and deliver to the Company the General Release attached hereto as Exhibit A (the “Release”) on January 1, 2018. If Executive fails to deliver such Release on such date, Executive will not serve as a consultant as contemplated by this Agreement or be entitled to any compensation or benefits under this Agreement.
11.    Surviving Terms of Existing Agreement. Executive acknowledges that Section 5.1 (Restrictive Covenants), the terms of Exhibit A incorporated by reference therein and Section 5.2 (Intellectual Property Rights) shall continue to apply and be in full force and effect during the term that he provides consulting services under this Agreement and thereafter as contemplated by such provisions as if Executive’s employment continued until December 31, 2019.
12.    Additional Acknowledgments.
(a)    EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS ALL OF ITS TERMS AND THAT HE KNOWINGLY AND VOLUNTARILY ASSENTS TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN, INCLUDING WITHOUT LIMITATION, THE WAIVERS AND RELEASE CONTEMPLATED HEREBY, AND THAT HIS WAIVER OF RIGHTS OR CLAIMS ARISING UNDER ANY STATUTE, LAW OR REGULATION IS IN WRITING AND IS UNDERSTOOD BY HIM AND THAT EXECUTIVE HAS NO PHYSICAL OR MENTAL IMPAIRMENT OF ANY KIND THAT HAS INTERFERED WITH EXECUTIVE’S ABILITY TO READ AND UNDERSTAND THE MEANING OF THIS AGREEMENT OR ITS TERMS, AND THAT EXECUTIVE IS NOT ACTING UNDER THE INFLUENCE OF ANY MEDICATION OR MIND-ALTERING CHEMICAL OF ANY TYPE IN ENTERING INTO THIS AGREEMENT; AND
(b)    EXECUTIVE ACKNOWLEDGES THAT THE COMPANY EXPRESSLY ADVISED HIM TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT AND THE WAIVER AND RELEASE CONTEMPLATED HEREBY.
13.    Choice of Law; Contract Interpretation.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.
(b)    Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.
(c)    As used in this Agreement, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.
14.    Complete Agreement. This Agreement, together with the Existing Agreement and the Release, is complete and is the only agreement of the parties relating to the matters addressed herein and supersedes any and all prior promises or agreements made by, to or between the parties, whether written or oral, with respect thereto. This Agreement shall be deemed to amend the Existing Agreement in all respects contemplated hereby, and the Existing Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the dates set forth below.

ENSTAR GROUP LIMITED

By: /s/ Orla Gregory                            /s/ Mark Smith
Name: Orla Gregory                            Mark Smith
Title: Chief Operating Officer

Date: May 19, 2017                            Date: May 19, 2017

Exhibit A

GENERAL RELEASE

This GENERAL RELEASE (this “Release”) is made and entered into by and between Enstar Group Limited (the “Company”) and Mark Smith (“Executive”) as of January 1, 2018.
BACKGROUND
WHEREAS, Executive and the Company are currently parties to that certain Employment Agreement dated as of May 11, 2015 (the “Existing Agreement”), as amended by that certain Transition Agreement dated as of May 19, 2017 (the “Transition Agreement”);
WHEREAS, on the date hereof, the term of Executive’s employment under the Existing Agreement is ending and Executive will be commencing service as a consultant to the Company on January 1, 2018; and
WHEREAS, the execution of this Release is a condition precedent to Executive commencing such consulting services and being entitled to any compensation for such services.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
TERMS
1.    Release.
(a)    By countersigning and delivering to the Company this Release, and in consideration of the payments and other benefits provided in the Transition Agreement, Executive hereby releases and discharges the Company, its present and former parent corporations, its now or hereafter existing predecessors, joint ventures, partners, affiliates, subsidiaries, successors, assigns and otherwise related entities, and the respective incumbent and former shareholders, officers, directors, members, managers, employees, consultants, agents, representatives, fiduciaries of such entities and their respective successors and assigns and their respective benefit plans (the Company, together with the persons listed in this sentence being referred to collectively as the “Released Entities and Persons” and each a “Released Entity or Person”), from any and all claims, liabilities, demands or causes of action of whatever nature, known or unknown, inchoate or otherwise, whether based in contract (written, oral, express, implied or otherwise), any statute, regulation or other law (including common law) or in equity, that Executive has ever had or could have had as of the date of this Release, including, without limitation, any claim arising out of or in any way connected with or related to Executive’s employment by the Company or any of its affiliates and/or the Agreement to the Existing Agreement, which includes the following:
(i)    any claim for additional pay, notice pay, severance pay, benefits, incentives, awards, options, restricted stock awards, stock appreciation rights, retention payments, commissions and/or bonuses, including under the Existing Agreement, any benefit plan maintained by the Company or its affiliates, or any equity incentive plan maintained by the Company or its affiliates;
(ii)    any claim regarding bias, age, sex, religion, religious creed, citizenship, color, race, ancestry, national origin, veteran, familial or marital status, sexual orientation or preference, genetic predisposition or carrier status, physical or mental disability or past or present history of the same or any other form of discrimination, including, without limitation, any rights or claims under any Bermudian or other law, regulation or ordinance; and/or
(iii)    any claim for: (A) harassment or retaliation; (B) intentional or negligent infliction of emotional harm, defamation or any other tort; (C) fraud or conversion; and (D) mental, physical or other personal injuries, or pain and suffering.
If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or

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multi-party action or proceeding based on such a claim in which the Company or any other Released Entity or Person is a party.
(b)    Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect. At the Company’s request, Executive agrees to execute and deliver to the Company a revised release which will effectuate his intention to release the Released Entities and Persons unconditionally, as set forth in accordance with this Release, to the maximum extent permitted by law.
(c)    Notwithstanding the foregoing, the release contained herein shall not apply to any right or claim that may arise after January 1, 2018, or to the Company’s obligations under the Transition Agreement.
(d)    The release of claims contained herein shall not waive any rights Executive may have been granted under the certificate of incorporation or bylaws of the Company or any of its affiliates, the Existing Agreement or any other policy relating to indemnification rights covering Executive’s actions on behalf of the Company or any of its affiliates in the scope of and during the course of Executive’s employment by the Company, including any insurance policies covering such actions.
2.    Choice of Law; Contract Interpretation.
(a)    This Agreement shall be construed in accordance with and governed by the laws of the Island of Bermuda, without regard to principles of conflict of laws.
(b)    Executive agrees that the language of all parts of this Agreement shall be construed as a whole, and according to its fair meaning, and not strictly for or against Executive or the Company.
(c)    As used in this Agreement, the term “affiliate” of any person or entity shall mean any other person or entity that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such first person or entity. For purposes of this definition, “control” of an entity shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such entity or (ii) direct or cause the direction of the management and policies of such entity, whether by contract or otherwise.

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IN WITNESS WHEREOF, the parties have duly executed this Release as of the dates set forth below.

ENSTAR GROUP LIMITED

By:____________________                        _______________________
Name:                                    Mark Smith
Title:

Date: January 1, 2018                            Date: January 1, 2018

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